American Funds Mortgage Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$956
Class B	$4
Class C	$64
Class F1	$45
Class F2	$215
Total	$1,284
Class 529-A	$17
Class 529-B	$1
Class 529-C	$3
Class 529-E	$1
Class 529-F1	$4
Class R-1	$13
Class R-2	$5
Class R-3	$6
Class R-4	$6
Class R-5	$32
Class R-6	$2,313
Total	$2,401

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0811
Class B	$0.0383
Class C	$0.0367
Class F1	$0.0756
Class F2	$0.0878
Class 529-A	$0.0741
Class 529-B	$0.0320
Class 529-C	$0.0319
Class 529-E	$0.0581
Class 529-F1	$0.0831
Class R-1	$0.0407
Class R-2	$0.0479
Class R-3	$0.0637
Class R-4	$0.0781
Class R-5	$0.0900
Class R-6	$0.0916

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	15,375
Class B	117
Class C	2,479
Class F1	810
Class F2	4,469
Total	23,250
Class 529-A	499
Class 529-B	25
Class 529-C	204
Class 529-E	51
Class 529-F1	104
Class R-1	318
Class R-2	155
Class R-3	112
Class R-4	88
Class R-5	484
Class R-6	26,686
Total	28,726

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.16
Class B	$10.16
Class C	$10.16
Class F1	$10.16
Class F2	$10.16
Class 529-A	$10.16
Class 529-B	$10.16
Class 529-C	$10.16
Class 529-E	$10.16
Class 529-F1	$10.16
Class R-1	$10.16
Class R-2	$10.16
Class R-3	$10.16
Class R-4	$10.16
Class R-5	$10.16
Class R-6	$10.16